Exhibit 10.14

MASTER LOAN AGREEMENT

This Master Loan Agreement (the “Agreement”) is entered into as of April 15, 2002, between Deere Credit, Inc., a Delaware corporation (“Deere”) and FCStone Financial, Inc., an Iowa Corporation, with executive offices located in West Des Moines, Iowa (the “Borrower”).

RECITALS

Deere is in the business of providing debt financing. Borrower wishes to borrow money from Deere and Deere is willing to do so, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties agree as follows:

1. Notes. If Borrower desires to borrow from Deere and Deere is willing to lend to Borrower, or if Deere and Borrower desire to consolidate any existing loans hereunder, the parties will enter into a promissory note for such Loan facility (“Note”). Each Note will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this Agreement and in the Note relating to the loan. This Agreement, any Note, any security documentation, and any other required documentation and agreements are collectively referred to herein as the “Transaction Documents”.

2. Advance Request. Advances shall be made available upon the telephonic or written request of Borrower on any day on which Deere and the Federal Reserve Banks are open for business. Requests for advances by wire transfer must be received no later than 12:00 p.m. Central Time and by ACH no later than 12:00 p.m. Central Time, on the date the advance is requested. Loans will be made available to such account or accounts as may be authorized by Borrower. Borrower shall furnish to Deere a duly completed and executed copy of a Deere Delegation and Wire Transfer/ACH Authorization form, and Deere shall be entitled to rely on (and shall incur no liability to Borrower in acting on) any request or direction furnished in accordance with the terms hereof. Each advance request made hereunder shall constitute a certification by Borrower that Borrower is in compliance with all of the terms and conditions of the Transaction Documents and that all representations and warranties contained in the Transaction Documents are true as of the date of the Advance. Any Advance made under this agreement shall be conclusively presumed to have been made to and for the benefit of Borrower. No Advance shall be made on the Loan unless (i) no Event of Default, as described in this Agreement or any other Transaction Document shall have occurred and be continuing, (ii) the Guaranty shall be in full force and effect, (iii) the Borrower shall have delivered to Deere a Borrowing Base Report which shall demonstrate to Deere’s satisfaction that the Advance will not cause the principal amount outstanding to exceed the Maximum Loan Borrowing Amount and (iv) Borrower shall have complied with all other conditions precedent described in Section 6 of this Agreement. Deere agrees, so long as Borrower meets the requirements set forth herein and no event of default has occurred or is continuing, to advance to the Borrower, at its request, amounts which do not exceed in total amount outstanding the lesser of: (i) the Advance amount calculated under the Advance Formula as set forth in Borrower’s then current Borrowing Base Report, or (ii) Fifty million dollars ($50,000,000.00)

3. Repayment. Borrower’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Note relating to that loan or by such replacement note(s) as Deere may require. Deere shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments may be made by wire transfer of immediately available funds, or by ACH, or by check. Wire and ACH transfers shall be made to such account as Deere may direct by notice for advice to and credit of Deere. Borrower shall give Deere telephonic notice no later than 1:00 p.m. Borrower’s local time of its intent to pay by wire and funds received after 3:00 p.m. Borrower’s local time shall be credited on the next business day. Funds received by ACH shall be credited on the next business day. Checks shall be mailed to such place as Deere may direct by notice. Credit for payment by check will not be given until the latter of: (a) the day on which Deere receives immediately available funds; or (b) the next business day after receipt of the check.

4. Security. Borrower’s obligations under this Agreement, all Notes (whenever executed), and all instruments and documents contemplated hereby or thereby, the Transaction Documents, shall be secured by a first lien (subject only to exceptions approved in writing by Deere) pursuant to all security agreements, mortgages, and deeds of trust executed and delivered by Borrower in favor of Deere, whether now existing or hereafter entered into. Security will include a security agreement and financing statement sufficient to perfect a first priority lien on personal property comprising of grain inventories and related contracts and accounts as evidenced by warehouse receipts or trust receipts (or other title documents acceptable to Deere) together with related contracts and accounts issued pursuant to the Borrower’s Commodities Sale/Repurchase Program. Security includes an security interest in Borrower’s security interest, as may be requested by Deere, in the hedge accounts maintained to cover transactions under the Master Sale/Repurchase Agreement with respect to the Borrower’s Commodities Sale/Repurchase Program. In addition, Borrower shall cause Guarantor to execute and deliver a Guaranty Agreement substantially in the form attached hereto as Exhibit A.

5. Interest Rate. The Loan shall bear interest at the rate specified in the Note(s). For advances made under the Revolving Statused Operating Note, the interest rate applicable to each advance shall vary based on Deere’s determination of the credit worthiness of each participant in the Borrower’s Commodities Sale/Repurchase Program. Deere’s determination of the interest rate will be based on audited financial statements provided by the Borrower.

6. Conditions Precedent. Deere’s obligation to make any Advances under any Loan entered into pursuant to this Agreement is subject to the receipt by Deere of:

A.	A duly executed original of each of the Transaction Documents;

B.

Certified board resolutions, evidence of incumbency, certificate of good standing, certified copy of Articles of Incorporation, certified copy of By Laws, and other evidence as Deere may require that all Transaction Documents and all instruments and documents related thereto that the documents have been duly executed and delivered;

C.	Evidence acceptable to Deere that Deere has a duly perfected first lien position;

D.	Evidence that no Event of Default has occurred or, would occur with the passage of time or giving of notice or both; and

E.	All fees and other charges under the Transaction Documents have been duly paid.

F.	Evidence to Deere that Borrower or its customer in the Commodities Sale/Repurchase Program has (i) insurance policies covering collateral and (ii) loss payable clauses in form and content acceptable to Deere.

7. Representations and Warranties. Borrower represents and warrants (which representations and warranties shall be deemed to be continuing):

A.	Each representation and warranty and all information set forth in any application or any information submitted with the application is correct in all material respects as of the date of the Advance Request;

B.	The Transaction Documents do not conflict with any other agreement to which Borrower is a party or with any provision of Borrower’s bylaws, articles of incorporation or other organizational documents;

C.	Borrower is in compliance with all of the terms of the Transaction Documents;

D.	Transaction Documents create legal, binding and enforceable obligations of Borrower, except as bankruptcy and similar laws affecting creditors rights generally may limit enforceability.

E.	Borrower is in compliance with environmental regulatory authorities and no material environmental contamination is known to exist.

8. Affirmative Covenants. Unless Deere otherwise consents in writing, while this Agreement is in existence, Borrower shall:

A.	Maintain its existence and good standing in the jurisdiction of its incorporation or formation;

B.	Qualify and remain qualified to transact business wherever such qualification is required and obtain and maintain all licenses, certificates, permits and authorizations that are material to its business or required by law, rule, regulation, code, orders or other governmental requirement (the “Laws”);

C.	Comply in all material respects with all applicable Laws (including, without limitation), environmental laws and all Laws relating to patron or member investment program that Borrower may have;

D.	Cause all persons occupying or present on any property of Borrower to comply in all material respects with all environmental Laws;

E.	Maintain insurance with companies satisfactory to Deere in such amounts and covering such risks as are customarily carried by companies engaged in the same or similar business and similarly situated, and make such increases in the amount or type of coverage as Deere may request;

F.	Cause all insurance policies covering any collateral to have loss payable clauses or endorsements in form and content acceptable to Deere;

G.	Maintain its property in good working condition, ordinary wear and tear excepted;

H.	Keep books of account in accordance with generally accepted accounting principles (“GAAP”) consistently applied;

I.	Permit Deere, or its agents, to inspect the properties, books and records of Borrower and to discuss Borrower’s affairs, finances and accounts with its directors, employees, and independent certified public accountants;

J.	Borrower will have an excess of current assets over current liabilities, working capital, (both as determined in accordance with GAAP consistently applied) of not less than $1,000,000 at the end of each period for which financial statements are required to be furnished hereunder.

K.	Borrower will have an excess of total assets over total liabilities, net worth, (both as determined in accordance with GAAP consistently applied) plus a Guaranty Amount from FCStone Group, Inc. that shall not be less than $3,000,000 at the end of each interim period for which financial reports are required herein and not less that $3,500,000 at the end of each fiscal year of the Borrower.

L.	Borrower will not release margin deposits required under the Sale/Repurchase Program until such time as payment has been received from the settlement of each respective Sale/Repurchase contract entered into; except for that portion of the margin deposits that may be required to be paid out to enable all parties in interest to remain in compliance with all regulations governing amounts required.

9. Reporting Covenants. Unless Deere otherwise consents in writing, while this Agreement is in effect, Borrower shall furnish Deere:

A.	Within one hundred twenty (120) days after the end of each fiscal year of Borrower occurring during the term hereof (i) annual financial statements prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by Borrower and acceptable to Deere and (ii) a report of such accountants on such statements containing an opinion reasonably acceptable to Deere;

B.	Within forty five (45) days of the end of each month of Borrower (other than the last fiscal month for each fiscal year), a balance sheet, a statement of income for such fiscal month and for the period year to date, and such other monthly statements as Deere may specifically request, all prepared in reasonable detail and in form and substance reasonably acceptable to Deere;

C.	Within time and intervals as Deere may request; a Borrowing Base Report in form and substance acceptable to Deere, demonstrating that the maximum amount outstanding on the Loan is within the amount permitted pursuant to the Borrowing Base requirements; a report, in form and substance acceptable to Deere, of margin deposits held by Borrower representing margin deposits which support the transactions included in the Borrowing Base Report.

D.	Promptly after becoming aware thereof, notice of the occurrence of a default or of any event which with the giving of notice and/or the passage of time would become an Event of Default hereunder;

E.	Promptly after becoming aware thereof: (i) notice of the commencement of all actions, suits, or proceedings affecting Borrower which, if determined adversely to Borrower, could have a material adverse effect on Borrower; and (ii) notice of the receipt of all pleadings, orders, complaints, indictments or any other communication alleging a condition that may require Borrower to undertake or to contribute to a cleanup or other response regarding environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

F.	Promptly after any change in Borrower’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by Borrower’s Secretary;

G.	Such other information as Deere may periodically request.

10. Negative Covenants. Unless Deere otherwise consents in writing, while this Agreement is in effect, Borrower shall not:

A.	Create, assume or allow to exist any indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including capitalized leases) except for indebtedness to Deere, accounts payable to trade creditors and current operating liabilities (other than for borrowed money) incurred in the ordinary course of business, except for railroad leases incurred in the ordinary course of business;

B.	Grant, assume or allow to exist any security interest or other consensual lien on any of its property, except for liens in the favor of Deere, liens which have been consented to by Deere, liens which are subordinate to any interest of Deere and which secure only that indebtedness permitted to exist pursuant to this Agreement and miscellaneous purchase money security interests in Borrower’s inventory or equipment to which Deere has previously consented in writing;

C.	Allow to exist any non-consensual or statutory liens that secure obligations that are past due or any judgment liens;

D.	Merge or consolidate with any other entity unless Borrower is the surviving entity in such merger or consolidation;

E.	Lend money except in the ordinary course of business or otherwise extend credit except for trade credit extended in the ordinary course of business;

F.	Assume, guaranty or otherwise become liable (directly or indirectly) for the debts of another; and

G.	Engage in any business activities substantially different from Borrower’s present business activities.

H.	Change, alter, or modify its Commodities Sale/Repurchase Program without prior written consent of Deere and only Grain Purchase Agreements and Grain Sales Agreements approved by Deere may be utilized in the program; and advances made to the seller under a grain purchase agreement shall not exceed 90% of the value of the negotiable warehouse receipt issued representing the type, quantity, and quality of grain purchased.

11. Events of Default. Borrower shall be in default hereunder if any of the following occur:

A.	Borrower fails to make any payment required to be made under this Agreement or any of the Transaction Documents when due;

B.	Any representation or warranty made or deemed made by Borrower in any Transaction Document shall prove to have been false or misleading when made;

C.	Borrower shall fail to comply with any of the covenants contained in this Agreement and such failure shall continue for fifteen days following the delivery of written notice to Borrower;

D.	Any other covenant or agreement set forth herein or in any other Transaction Document is breached or Borrower uses the proceeds of the Loan in a manner not permitted hereunder;

E.	Borrower breaches or is in default in any other agreement between Borrower and Deere;

F.	Borrower fails to pay when due any indebtedness (including, capital leases and deferred purchase prices of property) to any other lender or any event occurs which constitutes an event of default, or would constitute an event of default with the passage of time, delivery of notice or both;

G.	Borrower becomes insolvent or does not pay its debts as they become due or suspends its business operations or a material part thereof or makes an assignment for benefit of creditors or commences or has commenced against it any proceeding for the appointment of a receiver, trustee or custodian for it or any of its property or any proceeding under any bankruptcy, reorganization, dissolution, or similar law; or

H.	Any material adverse change occurs in Borrower’s financial condition, results of operation, or ability to perform its obligations to Deere under this Agreement and the other Transaction Documents.

12. Remedies. Upon the occurrence of an Event of Default, or an occurrence which with the passage of time and/or the delivery of notice, Deere shall have no further obligation to continue to extend credit to Borrower and may discontinue doing so at any time without any prior notice. Additionally, upon the occurrence of an Event of Default, Deere may:

A.	Terminate any commitment;

B.	Declare the unpaid balance of the Loans, all accrued and unpaid interest and all late fees and charges immediately due and payable;

C.	Proceed to protect, exercise, and enforce such rights and remedies as may be provided by any of the Transaction Documents or under law including but not limited to the rights, subject to the obligations, as provided in Section 18;

D.	Apply all payments received by Deere to Borrower’s obligations in such order and manner as Deere may elect; and

E.	Hold and/or set off and apply against Borrower’s obligations to Deere, the proceeds of any cash collateral held by Deere or any balances held by Deere for Borrower’s account (whether or not such balances are due).

Borrower acknowledges that each and everyone of the rights of Deere shall be cumulative and may be exercised from time to time, and no failure on the part of Deere to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof, or the exercise of any other right or remedy.

13. Credit Approval. Deere reserves the right to determine the minimum credit standards for participation in the Sale/Repurchase Program and to exclude any participant who Deere determines does not meet such standards.

14. Notices. All notices provided for herein shall be in writing (including facsimile) and shall be mailed or delivered to the following addresses or facsimile number as either party may specify by notice to the other.

If to Deere:

Deere Credit, Inc.

6400 N. W. 86th St.

P.O. Box 6650-Dept. 140

Attention: Bert D. Johnson

Johnston, IA 50131-6650

Fax No.: (515) 267-4020

If to Borrower:

FCStone Financial, Inc.

2829 Westown Parkway

Suite 200

Attention: Dick Lindgren

West Des Moines IA 50266

Fax No.: (515)-223-7424

15. Expenses. Borrower shall pay all reasonable out of pocket costs and expenses (including fees and expenses of counsel retained by Deere) incurred by Deere in connection with the origination, administration, collection and enforcement of this Agreement and the other Transaction Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for Borrower’s obligations hereunder or under the Transaction Documents and any stamp, intangible, transfer or similar tax payable in connection with this agreement or any other Transaction Document.

16. Miscellaneous. No amendment, modification or waiver shall be effective unless in writing and signed by both parties hereto. If this Agreement is amended and restated, then the amended and restated loan agreement shall apply to each other Transaction Document. This Agreement shall continue to be in full force and effect until the Loan is paid off in full and Deere has no obligation to make any future advances to Borrower. Except to the extent governed by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. This Agreement supersedes all prior written or oral understandings of the parties. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent thereof without invalidating the remaining provisions hereof. This Agreement shall be binding upon and inure to the benefit of Borrower and Deere and their respective successors and assigns; provided, however, Borrower may not assign or transfer its rights or obligations under the Transaction Documents without the prior written consent of Deere. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together shall constitute one and the same documents.

17. Definitions. The following terms shall have the meanings in this Agreement specified below:

A.	“Advance” shall mean the lending of funds by Deere to Borrower pursuant to the terms of this Agreement, the Note(s) and the Transaction Documents.

B.	“Advance Formula” shall mean an amount equal to a percentage of Eligible Collateral as defined in the Borrowing Base Report.

C.	“Borrowing Base Report” shall mean the report, substantially in the form attached to the Note as Exhibit A that shall be delivered to Deere by Borrower pursuant to the terms of Section 9(C) of this Agreement.

D.	“Eligible Collateral” shall mean grain and oil seed inventories owed by the Borrower pursuant to transactions entered into under Borrower’s Commodities Sales/Repurchase Program as represented in the Borrowing Base Report, together with all related contracts and accounts. The meaning of “Eligible Collateral” shall include the descriptive terms used to define the meaning of “Eligible Commodities” in the Master Sale/Repurchase Agreement as approved by Deere.

E.	“Environmental Laws” shall mean all laws, regulations, and rules of the United States of America, or any state or local governmental authority which pertain to the environment, including but not limited to, the Clean Air Act (42 USC 7401 et seq.), Clean Water Act (33 USC 1251 et seq.), Resource Conservation and Recovery Act of 1976 (42 USC 5901 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 USC 9601 et seq.), Hazardous Materials Transportation Act (49 USC 1801 et seq.), Solid Waste Disposal Act (42 USC 6901 et seq.), Toxic Substances Control Act (15 USC 2601 et seq.), as each of said statutes have been or are hereafter amended, together with all rules and regulations promulgated by the Environmental Protection Agency and any state or local regulatory agency and all additional environmental laws, rules, and regulations in effect on the date of this Agreement and as may be enacted and effective.

F.	“Event of Default” shall have the meaning described in Section 11 of this Agreement.

G.	“Guarantor” shall mean FCSTONE GROUP, INC.

H.	“Guaranty Amount” shall mean that amount for which Guarantor may be liable for under a certain Limited Guaranty Agreement executed by FCSTONE GROUP, INC. as Guarantor.

I.	“Loan” shall mean the extension of debt financing from Deere to Borrower pursuant to the terms of this Agreement and the Transaction Documents.

J.	“Maximum Loan Borrowing Amount” shall mean an amount equal to the lesser of: (i) Fifty Million and 00/100 ($50,000,000.00) Dollars; or, (ii) the maximum amount which may be outstanding pursuant to the Advance Formula indicated on the most recent Borrowing Base Report.

K.	“Note” shall have the meaning provided to it in Section 2 of this Agreement.

L.	“Transaction Documents” shall have the meaning provided them in Section 1 of this Agreement.

18. Warehouse Receipts and Sale/Repurchase Transactions. Borrower shall deliver all negotiable warehouse receipts for Commodities and Borrower’s Commodities

Sale/Repurchase Program, to the extent such receipts are within the Borrowing Base Report, and Deere has made an Advance with respect thereto. Deere shall hold such warehouse receipts as custodian and secured party pursuant to the Custodian Agreement executed between Deere and Borrower contemporaneously herewith. The warehouse receipts shall remain in the name of the Borrower, but Borrower hereby appoints Deere as its attorney-in-fact to endorse the warehouse receipts to Deere upon the occurrence of an Event of Default. Such power shall be deemed to be coupled with an interest and shall be irrevocable during the term hereof and for so long as any balance under any Note is unpaid.

If Borrower is not in default, Deere shall surrender warehouse receipts to Borrower as needed for Borrower to perform its obligations to sell under its Commodities Sale/Repurchase Program. Deere acknowledges that it takes custody of, and rights in, the warehouse receipts subject to the terms of the underlying Commodities Sales/Repurchase Transactions and Deere agrees, for the benefit of Borrower and Borrower’s customer, that it will, in the event of Borrower’s default, and the exercise of Deere’s rights and remedies as a secured creditor under the Transaction Documents, honor the terms of the underlying Commodities Sale/Repurchase Transaction by surrendering the warehouse receipt under the terms thereof upon receipt of payment as provided in such transaction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FCStone Financial, Inc.

By:	/s/ BRENT D. JOHNSON	By:	/s/ DICK LINDGREN
Title:	AgBus Portfolio Mgr.	Title:	Dir. Commercial Operations